Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS

A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION

HAS BEEN REDACTED.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATIONS REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PROMISSORY NOTE

$100,000,000.00	Date: December 18, 2025

APLD DevCo LLC, a Delaware limited liability company (the “Company”) hereby unconditionally promises to pay to Macquarie Equipment Capital, Inc. (together with any permitted assignee or transferee of this Note, “Lender”) at the principal office of Lender located at 660 Fifth Avenue, New York, NY 10103 the principal sum of (a) FORTY FIVE MILLION DOLLARS ($45,000,000.00) in the lawful currency of the United States of America (the “First Draw”) plus (b) FIFTY FIVE MILLION DOLLARS ($55,000,000.00) in the lawful currency of the United States of America (the “Second Draw”; and, together with the First Draw, each a “Draw” and, collectively, the “Initial Loan”)) plus (c) the principal sum of any Additional Loans (as defined below), if applicable, made by the Lender (at the mutual consent of the Company and the Lender) to the Company pursuant to Section 2(j) below in the lawful currency of the United States of America (such Additional Loans, if any, together with the Initial Loan, collectively, the “Loan”), together with (i) any amounts necessary to achieve the Base Return with respect to the portion of the Loan being repaid from time to time, (ii) interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the date on which this Note (the “Note”) is paid in full in cash, at the rate set forth in Section 2 below and (iii) any other amounts then due and payable hereunder.

Section 1. Definitions. As used in this Note, the terms set forth in Annex A have the meanings herein as specified in Annex A.

Section 2. Note Terms.

(a) Initial Loan. Subject to the terms and conditions set forth in this Note and in reliance upon the representations and warranties of the Credit Parties set forth herein and in the other Note Documents, the Lender agrees to advance to the Company (a) on the Closing Date, the First Draw, and (b) upon the Company’s request and at the Lender’s sole discretion, at any time after the Closing Date, the Second Draw. Any amounts extended under this Note and repaid or prepaid may not be re-extended or reborrowed, except as permitted by Section 2(j) hereunder. For the avoidance of doubt, the uncommitted term loan facility contemplated by Section 2(j) hereunder shall remain available for consideration by the Lender in its sole discretion notwithstanding that, from time to time, the outstanding principal balance of the Loan may be $0.00 following a voluntary prepayment permitted hereunder.

1

(b) Maturity Date. All principal and accrued interest on the unpaid principal of this Note will be due and payable in immediately available funds upon the earliest of (i) the date of acceleration of the Loan hereunder, (ii) July 18, 2026, to the extent the Initial Lease Execution has not occurred on or before April 18, 2026, or (iii) December 18, 2027 (the “Maturity Date”). For the avoidance of doubt, in connection with Section 2(j) hereunder, so long as no Event of Default shall have occurred and be continuing, the Maturity Date shall not be deemed to have occurred to the extent that the Company elects to voluntarily prepay all of this Note as permitted by Section 2(f)(i) hereunder, even if the outstanding principal balance of this Note shall be $0.00 following such voluntary prepayment.

(c) Withholding.

(i)	Any and all payments made by the Company under this Note shall be made free and clear of and without deduction or withholding for any Taxes or Other Taxes. If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable under this Note, then (i) unless such Taxes are Excluded Taxes, the sum payable shall be increased by such additional amounts as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2(c)), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company shall make such deductions or withholdings and (iii) the Company shall pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable law.

(ii)	The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(iii)	On or about the date on which any Lender becomes a Lender under this Note, such Lender shall provide to the Company a valid and duly executed Internal Revenue Service Form W-9 or W-8, as applicable. At any time thereafter, the Lender shall provide updated documentation when any documentation previously delivered to the Company has expired or becomes obsolete or invalid or otherwise upon the reasonable request of the Company.

(d) [Reserved].

2

(e) Interest. The Loan shall bear interest at a rate equal to the Applicable Margin. Interest shall be calculated on the basis of a 360-day year and 30-day months for actual days elapsed. The Secured Obligations shall automatically bear interest, after as well as before judgment, from the date of occurrence of any Event of Default until such Event of Default is no longer continuing, at a rate per annum equal to the sum of the rate of interest applicable to the Loan plus an additional one and one half percent (1.5%) per month, on such amount (the “Post-Default Rate”). In no event shall the interest rate applicable at any time to this Note exceed the maximum rate permitted by law. Accrued interest on the Loan shall be payable in arrears on each Monthly Date (x) from the Closing Date until the date that is twelve (12) months following the Closing Date (the “PIK Period”), in kind, with such paid in kind payment being capitalized to principal on each Monthly Date and at such other times as may be specified herein (each such payment in kind capitalized to principal pursuant to this Section 2(e), a “Principal Increase”) and such Principal Increase shall be considered principal of the applicable Loans for all purposes, including, without limitation, the calculation of interest on subsequent Monthly Dates, and (y) following the expiration of the PIK Period, in cash; provided that (i) Post-Default Rate interest accrued pursuant to this Section shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of the Loan (including on the Maturity Date, upon acceleration or otherwise), accrued interest on the principal amount repaid or prepaid and all accrued commitment fees shall be payable on the date of such repayment or prepayment.

(f) Prepayments.

(i)	The Company may prepay all or part of this Note at any time with no less than three (3) Business Days’ notice with accrued interest to the date of prepayment on the principal amount prepaid.

(ii)	Immediately upon the receipt of net cash proceeds by, or on behalf of, the Company or any of its Subsidiaries (if any) in respect of the issuance or incurrence of Indebtedness not permitted under the Note Documents, the Company shall apply such net cash proceeds received from such issuance or incurrence of Indebtedness upon receipt thereof to prepay the outstanding principal balance of this Note with accrued interest to the date of prepayment on the principal amount prepaid.

(iii)	Upon a Change of Control, the Company shall prepay the full outstanding principal balance of this Note together with (A) accrued interest to the date of prepayment on the principal amount prepaid and (B) any other amounts then due and payable hereunder.

(iv)	Within ninety (90) days following the occurrence of the Initial Lease Execution, the Company shall prepay the full outstanding principal balance of this Note together with (A) accrued interest to the date of prepayment on the principal amount prepaid and (B) any other amounts then due and payable hereunder.

(v)	Within thirty (30) days following the issuance of a Qualifying Preference Share Issuance, the Company shall prepay the full outstanding principal balance of this Note together with (A) accrued interest to the date of prepayment on the principal amount prepaid and (B) any other amounts then due and payable hereunder.

3

(vi)	Within twenty (20) Business Days following the consummation of an SPV Sale, the Company shall prepay the full outstanding principal balance of this Note together with (A) accrued interest to the date of prepayment on the principal amount prepaid and (B) any other amounts then due and payable hereunder, including, for the avoidance of doubt, any amounts necessary to achieve the Base Return with respect to the portion of the Loan being prepaid; provided that, upon the Company’s request, the Lender may elect, in its sole discretion, to have the amounts due pursuant to this clause (vi) to instead be reinvested by the Company to another project on terms and conditions reasonably satisfactory to the Lender.

(vii)	Prepayments pursuant to this Section 2(f) shall, with respect to the portion of the Loan then being prepaid, in each case, be accompanied by the payment of amounts sufficient to achieve the Base Return with respect to the amount of the Loan being prepaid.

(g) Application of Payments. Except as otherwise provided herein with respect to prepayments, all payments on this Note shall be applied to the payment of accrued interest before being applied to the payment of principal (including in respect of amounts sufficient to achieve the Base Return with respect to the portion of the Loan related thereto). Any payment which is required to be made on a day which is not a Business Day shall be payable on the next succeeding Business Day and such additional time shall be included in the computation of interest.

(h) Base Return. Prepayments permitted or required under this Section 2 (including, for avoidance of doubt, any prepayments of the Loan occurring after acceleration of the Loan pursuant to Section 6 and any other prepayments of the Loan), shall be accompanied by an amount sufficient to achieve the Base Return with respect to the portion of the Loan being prepaid.

(i) Condition Precedent to Second Draw. Following the Closing Date and prior to the occurrence of the Maturity Date, upon the Company’s request, at the Lender’s sole discretion, the Lender may fund the Second Draw to the Company upon the satisfaction (or waiver by the Lender) of the following condition precedent on or prior to the proposed date of such Second Draw:

(i)	The Company shall have delivered to the Lender a duly executed Borrowing Request and Certificate identifying the proposed date and other details of such Second Draw and certifying that, as of the date on which such Second Draw is funded:

(A)	No Event of Default shall have occurred and be continuing;

(B)	All representations and warranties contained in this Note shall be true and correct in all material respects (unless already qualified by materiality, in which case such applicable representation and warranty are true and correct), except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties were true and correct in all material respects (unless already qualified by materiality, in which case such applicable representation and warranty were true and correct) as of such earlier date); and

(C)	No event, development or circumstance has occurred or existed that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

4

(j) Uncommitted Rollovers of Loan/Additional Loans for Alternate Data Center. Prior to the occurrence of the Maturity Date, the Company may request to (A) roll over the outstanding principal balance of the Loan from time to time into one or more loans for one or more new projects (such rollovers, the “Rollover Loans”) or (B) otherwise increase the size of the existing Loan by advancing new loans to the Company (such loans, the “Additional Loans”), in either case, for the purpose of financing development activities at new or existing data center projects at direct or indirect, wholly owned domestic Subsidiaries of the Company, each of which shall become a Guarantor with respect to such Additional Loans, or a Guarantor with respect to such Rollover Loans, as applicable, concurrent with the incurrence of Indebtedness with respect thereto (the “New Facility”), subject to the prior written approval of the Lender (in its sole discretion) and the satisfaction of conditions to be specified by the Lender, including the following:

(i)	Conditions Precedent to Rollover Loans/Additional Loans. The Lender may permit any Rollover Loans or extend any Additional Loans upon the satisfaction (or waiver by the Lender) of conditions precedent on or prior to the proposed rollover or extension date, each in form and substance satisfactory to the Lender in its sole discretion, including, but not limited to, the following:

(A)	The Company has delivered to the Lender a duly executed letter of intent evidencing its commitment to transition operations to the New Facility;

(B)	The Company has delivered to the Lender all fiber, water, environmental, and land diligence reports, studies, and related non-privileged and non-confidential documentation reasonably requested by the Lender;

(C)	The Company has delivered to the Lender a draft or executed Phase I environmental site assessment for the applicable property;

(D)	The Company has delivered to the Lender either (i) an executed land purchase agreement or (ii) an executed land purchase option agreement, in each case with respect to the contemplated project;

(E)	Amounts of principal in respect of any Rollover Loans or any Additional Loans shall be as mutually agreed by the Lender and the Company;

(F)	The Lender has received evidence satisfactory to it that no Material Adverse Effect has occurred or is reasonably likely to occur as a result of the transition;

5

(G)	Any Rollover Loans and any Additional Loans may be subject to a Base Return and Multiple of Invested Capital as may be mutually agreed by the Lender and the Company;

(H)	All representations and warranties contained in this Note shall be true and correct in all material respects as of the date on which such Rollover Loan is rolled over or such Additional Loan is funded;

(I)	No Event of Default shall have occurred and be continuing; and

(J)	Any Rollover Loans and any Additional Loans shall be documented under terms substantially similar to this Note (or by way of an amendment to this Note), except as modified to reflect the New Facility and shall include additional terms and conditions as may be mutually agreed by the Lender and the Company, including, but not limited to, interest rate, maturity and/or covenants, as applicable.

(ii)	Conditions Subsequent to Rollover Loans/Additional Loans. Within one hundred twenty (120) days of the date on which each such Rollover Loan is rolled over or each such Additional Loan is funded (or such longer period as agreed by the Lender in its reasonable discretion), the Company shall have delivered, or cause to have been delivered, to the Lender the following with respect to the New Facility:

(A)	The deliverables set forth in Section 4(h); and

(B)	Such other deliverables, documents, and other instruments as the Lender shall reasonably require in connection therewith.

Notwithstanding anything to the contrary in this Note, any Rollover Loans and any Additional Loans constitute an uncommitted term loan facility. The Lender has no obligation to provide, commit to provide, or continue to make available any Rollover Loans or Additional Loans unless and until the Lender, in its sole discretion, has approved such Rollover Loan or Additional Loans in writing and all applicable conditions specified by the Lender have been satisfied or waived. For the avoidance of doubt, (x) any Rollover Loans and any Additional Loans may be requested and considered even if the outstanding principal balance of the Loan is $0.00 following a voluntary prepayment permitted hereunder and (y) neither the Payment in Full of this Note nor any prepayment in full of the Loan shall, by itself, terminate the uncommitted facility contemplated by this Section 2(j).

Section 3. Representations and Warranties of the Company. To induce Lender, in its sole discretion, to make the Loan, the Company represents, warrants and covenants to Lender and the other Secured Parties the following, and pursuant to the other Note Documents (including the Parent Loan Guarantee) to which a Credit Party is a party, such Credit Party represents, warrants and covenants to Lender, the following as of the date of this Note, and any other date such representations, warranties and covenants are required to be made:

(a) Organization; Powers. Each Credit Party (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in the case of this clause (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6

(b) Authority; Enforceability. The execution, delivery and performance of the Note Documents to which it is a party and the transactions contemplated thereby are within each Credit Party’s corporate, limited partnership, limited liability company or other organizational powers, as applicable, and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other organizational, as applicable, and, if required, shareholder, partner or member action, as applicable (including any action required to be taken by any class of directors of any Credit Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Note Documents). Each Note Document to which any Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Approvals; No Conflicts. Neither the execution and delivery of this Note or the other Note Documents by any Credit Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them, (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors or managers, whether interested or disinterested, of any Credit Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Documents as required by the Note Documents, (b) will violate (i) in any material respect, any applicable law or regulation or (ii) any organizational document of any Credit Party or any order of any Governmental Authority, (c) will not violate or constitute a material default under or result in any material breach of any indenture, agreement or other instrument binding upon any Credit Party or any of its Properties (including the material contracts relating to the development, construction and operation of the data center facilities owned by the Company or any of its Subsidiaries (if any) and agreements evidencing Indebtedness of the Company or any of its Subsidiaries (if any)), or give rise to a right thereunder to require any payment to be made by such Credit Party and (d) will not result in the creation or imposition of any Lien on any Collateral or any other Property of any Credit Party (other than the Liens created by the Note Documents).

(d) No Material Adverse Effect. Since September 30, 2025, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has disclosed to the Lender all material agreements, instruments and corporate or similar restrictions to which it or any of its Subsidiaries (if any) is subject to the extent such agreements, instruments or restrictions relate to the Note Documents and the transactions contemplated thereby or the Initial Project, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

7

(e) Litigation. There are no material actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened by, against or affecting any Credit Party, the Initial Project or their respective Properties or revenues (a) which, either individually or in the aggregate, could reasonably be expected to result in liability exceeding (i) $15,000,000 in the case of the Note Parties or (ii) $50,000,000 in the case of the Parent, or (b) that involve any Note Document, Material Project Document or the transactions contemplated thereby.

(f) Compliance with Law. Each of the Credit Parties is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and is in the process of obtaining all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business as currently operated, in each case other than where the failure to do so could reasonably be expected to result in a Material Adverse Effect. All permits for the Initial Project that are required for the current stage of development, construction and operation of the Initial Project by the date this representation is made are in the process of being duly obtained and no appeal of such permits are pending and such permits are not subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation or otherwise have a material and adverse effect on the Initial Project.

(g) Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h) Ownership; Properties. The ownership chart set forth in Annex B sets forth the true, complete and accurate structure and ownership of Parent, Intermediate Holdings, the Company, and each Subsidiary of the Company (if any) as of the Closing Date. Each Credit Party has good title to all of the Equity Interests it purports to own, free and clear in each case of any Lien. All Equity Interests of the Note Parties have been validly issued, and all such Equity Interests are fully paid and non-assessable and were offered and issued in compliance with applicable laws. There are no options, warrants or other rights outstanding to purchase any Equity Interests of the Company or any of its Subsidiaries (if any). Each of the Note Parties has (i) good and marketable fee simple title in its real property (if any) and (ii) good title to all of its personal Property, and Intermediate Holdings has good title to all the Collateral pledged by it under the Note Documents.

(i) Security Documents. Each Security Document, upon execution and delivery thereof, is effective to create in favor of the Lender, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements or upon the taking of possession or control by the Lender of Equity Interests and other Collateral, if any, with respect to which a security interest may be perfected by possession or control, such Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral.

8

(j) Use of Proceeds. The Credit Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loan will be used by any Credit Party or any of their Subsidiaries for any purpose which violates the provisions of Regulation T, U or X of the Board.

(k) Solvency. After giving effect to the issuance of this Note and the transactions contemplated by the Note Documents on the Closing Date, (a) the Company and its Subsidiaries (if any), on a consolidated basis, are Solvent and (b) the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

(l) No Default. None of the Credit Parties or any of their Subsidiaries is in material default nor has any event or circumstance occurred which would constitute a default under any Material Project Document or indenture, note, credit agreement or instrument by which any Credit Party or any of their Properties is bound. No Default or Event of Default has occurred and is continuing both before and after giving effect to the transactions contemplated by the Note Documents.

(m) [Reserved].

(n) Operations. More than two fiber carriers maintain long-haul fiber lines connected to the Initial Project site, which fiber lines have sufficient capacity to fully service the Letter of Intent. The Credit Parties are in the process of obtaining all insurance policies sufficient for the compliance by them with all material Governmental Requirements and all material agreements, including all Material Project Documents and in at least amounts and against such risk (including public liability insurance) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and its Subsidiaries (if any).

(o) Environmental. The Initial Project and other Properties of the Company and its Subsidiaries (if any), are in compliance with all applicable environmental laws in all material respects, the Company and each of its Subsidiaries (if any) has operated the Initial Project and other Properties in compliance with all applicable environmental laws in all material respects, and to the knowledge of the Credit Parties, the Initial Project and other real property Properties of the Company and each of its Subsidiaries (if any) were operated in compliance with applicable environmental laws and not subject to a required remediation of an environmental condition in accordance with applicable environmental laws prior to the acquisition thereof. There are no written notices, claims, orders, proceedings, or investigations or requests for information concerning any actual or alleged material violation of, or any material liability or obligation (including as a potentially responsible party) under, any environmental law that is pending or, to the knowledge of the Credit Parties, threatened against the Company or any of its Subsidiaries (if any), or the Initial Project or any other Properties, or as a result of any operations at the Initial Project or any other Properties, and to the knowledge of the Credit Parties’ there are no conditions or circumstances that would reasonably be expected to result in the receipt of notices, claims, orders, proceedings, investigations, requests for information or proceedings in any material respect. There has been no discharge, release or, to the knowledge of the Credit Parties, threatened release, of any Hazardous Material by the Company or any of its Subsidiaries (if any) or any Person at, on, under or from the Initial Project or any other Properties owned, leased or operated by the Company or any of its Subsidiaries (if any), and there are no remediations, abatements, removals, or monitorings of Hazardous Materials, as required under applicable environmental laws at the Initial Project or such Properties.

9

Section 4. Covenants. Until Payment in Full:

(a) Financial and Other Information.

(i)	Promptly after the furnishing thereof, the Company shall, and shall cause the Parent and the Company to, provide copies of any audited or unaudited financial statement (including segment reporting to the extent not already included in the financial statements of the Parent), report, compliance certificates or default notice furnished to or by any Person pursuant to the terms of any indenture, loan or credit or other similar material agreement of any Credit Party.

(ii)	[Reserved].

(iii)	Promptly upon request of the Lender, drafts of letters of intent, term sheets and lease agreement with any potential tenant at the Initial Project, including, without limitation, the Initial Lease.

(iv)	Phase I environmental site assessment (“ESA”) reports, and if such Phase I ESA revealed (or reveals) any condition that so warranted (or warrants), a Phase II ESA, and any other environmental reports relating to the Initial Project.

(b) Material Notices. Promptly (but, in any event, no later than five (5) Business Days) after obtaining knowledge thereof or following the delivery thereof, as applicable, the Company will:

(i)	provide written notice of the occurrence of any Default or Event of Default,

(ii)	provide written notice of any material casualty event relating to the Initial Project,

(iii)	provide written notice of the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Credit Party not previously disclosed in writing to the Lender or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lender) that, in either case, if adversely determined, could reasonably be expected to (A) result in potential liability of $10,000,000, individually or in the aggregate, or more or (B) have a Material Adverse Effect,

10

(iv)	provide written notice of (A) any material default or event or condition that constitutes a material default or event of default or a termination event or event or condition that permits termination under any Material Project Document or agreement evidencing material Indebtedness of the Company and its Subsidiaries (if any), (B) any notice of termination or assignment (or notice of intent to terminate or assign) or notice of material default or waiver received or given, under, or in connection with, any Material Project Document, or any other material notice under, or in connection with, any Material Project Document, (C) any termination or material amendment, change order or modification of, or material waiver or consent under, any Material Project Document, and in each case, a copy of such termination, amendment, change order, modification, waiver or consent, (D) any material amendment, modification, waiver or other change to any agreement evidencing material Indebtedness of any Note Party and (E) any new material project agreement entered into in respect of the Initial Project (together with full, correct and complete copies of all such agreements),

(v)	upon the actual knowledge of any of the Chief Executive Officer, Chief Administrative Officer or Chief Financial Officer of the Company of any material workers’ health and safety incident, provide written notice of such incident no later than fifteen (15) Business Days following obtaining such knowledge, and

(vi)	provide written notice of any other development or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(c) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, prospects and financial condition of the Credit Parties and their Subsidiaries (including with respect to beneficial ownership of the Company and its parent companies) or compliance with the terms of this Note or any other Note Document, Material Project Document, existing debt document as the Lender, acting reasonably, may request.

(d) Existence; Conduct of Business. The Company will, and will cause each of other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification. The Company, at its own expense, will, and will cause each of its Subsidiaries (if any) to, (A) keep the Initial Project, or cause the same to be kept, in good condition consistent in all material respects with prudent industry practice and Material Project Documents, and make or cause to be made all repairs (ordinary wear and tear excepted) necessary to keep the Initial Project in such condition and (B) at all times construct or operate the Initial Project, or cause the same to be constructed or operated, as applicable, in all material respects in a manner consistent with the Material Project Documents relating to the Initial Project and prudent industry practice and in compliance with all permits and Governmental Requirements in all material respects.

11

(e) Compliance with Laws. The Company will, and will cause each other Credit Party to, comply with its Organizational Documents and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property in all material respects. Without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries (if any) to, obtain and maintain permits that are required for the current stage of development, construction and operation of the Initial Project as and when required under applicable Governmental Requirements and comply in all material respects with all such permits.

(f) Use of Proceeds.

(i)	The Company shall use the proceeds of the Loan (i) to pay transaction expenses in connection with the Note Documents, (ii) to fund the purchase of the Initial Properties, including all associated closing costs, title fees, and legal expenses, (iii) to finance improvements to the Initial Properties, (iv) to fund the purchase of the Transformers and other equipment expected to be installed and used for the improvements of the Initial Properties and (v) to pay any other costs, fees, expenses, or amounts related to or in connection with the development and construction of the Initial Project.

(ii)	The Company will not use, directly or indirectly, the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Credit Party, joint venture partner or other Person, (A) to its knowledge, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions or (C) in any manner that would result in the violation of Sanctions by any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise.

(g) Further Assurances. The Company, at its sole expense, will, and will cause each other Credit Party to, promptly execute and deliver to the Lender all such other documents, agreements and instruments reasonably requested by the Lender to comply with or accomplish the conditions precedent, covenants and agreements of the Credit Parties in the Note Documents, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Lender, in connection therewith.

12

(h) Credit and Collateral Related Covenants.

(i)	Mortgages; Title. By April 18, 2026 (or such longer period as agreed by the Lender in its reasonable discretion), the Company shall have delivered, or cause to have been delivered, to the Lender the following with respect to each of the Initial Properties:

(A)	One or more Mortgages and, to the extent required by Lender, a UCC-1 filing to be filed at the Parish level;

(B)	A Louisiana Local Counsel Opinion with respect to the Mortgages and other real estate matters;

(C)	the Title Insurance Policies along with (i) evidence reasonably acceptable to the Lender of payment by the Company of all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of the Title Insurance Policies; and (ii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Insurance Policies;

(D)	a survey of each of the Initial Properties (a) prepared by a licensed surveyor reasonably acceptable to Lender (each of Ulteig, Neset Land Surveys, and Lodestone LLC are hereby deemed acceptable), (b) dated or re-certificated not earlier than four (4) months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Lender, together with a “no change” affidavit or certification to Lender and the Title Company in sufficient form to permit the Title Company to delete the standard survey exception and provide such survey related endorsements as Lender shall require, (c) certified to the Lender and the Title Company, which certification shall be reasonably acceptable to the Lender and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are reasonably acceptable to the Lender), provided that surveys including Items 1, 3, 4, 6(a), 7(c), 8, 9, 11(a), 13, 17, 18 and 19 of Table A of the current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” shall be deemed sufficient for purposes of this requirement, and with respect to the Initial Project under active construction, such survey may not depict improvements that are not completed as of the date of the field work provided that such field work was completed not earlier than four (4) months prior to the date of such certification or re-certification or such other date as may be reasonably satisfactory to the Lender; and

13

(E)	(i) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each of the Initial Properties; and (ii) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Credit Party, (B) prior to commencement of construction of the Initial Project, evidence of flood insurance with a financially sound and reputable insurer, naming the Lender, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Lender, and (C) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Lender.

(ii)	Purchase Orders. The Company shall, and shall cause each other Credit Party to, ensure that all purchase orders in respect of the Initial Project are made by the Company and equipment purchased for the purposes of the Initial Project are purchased by the Company or its Subsidiaries (if any).

(i) Indebtedness. The Company will not incur, create, assume or suffer to exist, or permit any other Note Party to incur, create, assume or suffer to exist, any Indebtedness, except: (i) the Secured Obligations arising under the Note Documents or any guarantee of the Secured Obligations arising under the Note Documents; (ii) subject to Section 4(p) below, intercompany Indebtedness; and (iii) other Indebtedness approved by the Lender; provided that the Note Parties may incur Indebtedness where the proceeds thereof are primarily used for the ordinary course operation of the business of the Company and not to exceed, in the aggregate at any time outstanding, $2,000,000.

(j) Liens. The Company will not permit any Note Party to incur, create, assume or suffer to exist, any Lien on any of their respective Properties (now owned or hereafter acquired), except:

(i)	Liens securing Secured Obligations pursuant to the Security Documents;

(ii)	Excepted Liens; and

(iii)	Liens purportedly arising from precautionary Uniform Commercial Code financing statement filings made in respect of operating leases of personal property entered into by the Company in the ordinary course of business.

(k) Dispositions. The Company will not permit any other Note Party to sell, assign, convey or otherwise transfer or dispose of any Property except for: (i) the sale of spare parts in the ordinary course of business (other than any spare parts relating to transformers) and where such spare parts are not useful or necessary for the operation of any data center or that are replaced by assets of equal suitability, quality and value; (ii) assets that are worthless or obsolete or worn out, or are no longer used or useful in the conduct of its business, in each case in the ordinary course of business; (iii) to the extent constituting dispositions, settlements of accounts receivable pursuant to bona fide collection efforts, (iv) dispositions in the ordinary course of business; provided that the aggregate book value of all property disposed of, conveyed, assigned or otherwise transferred pursuant to this clause (k)(iv) in any fiscal year shall not exceed $2,000,000 and (v) an SPV Sale.

14

(l) Subsidiaries. The Company will not establish or maintain any Subsidiaries, other than Subsidiaries owned by the Company, each which will become a Credit Party hereto, including by executing and delivering joinder agreements satisfactory to the Lender.

(m) Restricted Payments; Other Payment Restrictions. Neither the Company nor any Subsidiary of the Company (if any) shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (i) other than Permitted Tax Distributions, Restricted Payments which do not exceed $2,000,000 in the aggregate until the Maturity Date and (ii) Permitted Tax Distributions.

The Company shall not, and shall not permit any other Note Party to, direct any payments under master services agreements, leases or similar customer agreements that are, in each case, for the Initial Project to be made to any entity other than the Company, or, if approved by the Lender, a Subsidiary of the Company.

(n) Organizational Documents; Material Project Documents. The Company will not, and will not permit any of its Subsidiaries (if any) to, amend or otherwise modify (or permit to be amended or modified) its Organizational Documents, or take any action that would impair its rights under its Organizational Documents, in each case, in a manner that would be adverse to such Note Party or adverse to the Lender (as reasonably determined by the Lender); provided that any amendment or other modification to any Organizational Documents of any Note Party that changes the provisions relating to permissibility or terms of the pledge, transfer and foreclosure rights of the Lender, or any other rights or limitations in any Organizational Documents with respect to which a change would require consent of a secured creditor, shall be deemed adverse to the Lender (it being understood that any amendment, modification or revocation of any resolution or other documentation that implements such provisions, to the extent implementing such provisions, shall be deemed an amendment to such Organizational Documents). The Company will not, and will not permit any of its Subsidiaries (if any) to, terminate (or consent to be terminated) or amend, waive or otherwise modify (or permit to be amended, waived or modified) in any material and adverse manner, any lease agreement (or equivalent agreement) entered into with any tenant in respect of the Initial Project or any electric services agreement or other agreement for material utility services related to the Initial Project, in each case without the consent of the Lender (not to be unreasonably withheld or delayed).

(o) Deposit Account Control Agreement. The Company shall deliver a deposit account control agreement over the bank account listed in Annex C hereof, duly executed by the parties thereto, in a form reasonably satisfactory to the Lender within thirty (30) days (or such later date as the Lender may agree) of the Closing Date.

15

(p) Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries (if any) to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (i) transactions conducted in the ordinary course of business at prices and on terms and conditions no less favorable to the Company or any of its Subsidiaries than those obtainable on an arm’s-length basis from unrelated third parties, including transactions on less than arm’s-length terms provided they (a) serve a legitimate business purpose related to the development, construction, or operation of the Initial Project, (b) are fully disclosed to and approved by all necessary governing bodies of the transaction parties, (c) comply with applicable industry-specific regulations, and (d) will result in a substantial benefit to the Company or any of its Subsidiaries, as determined by the Company or any such Subsidiary in its sole but reasonable discretion; (ii) any disposition permitted under Section 4(k) hereof; (iii) any Restricted Payment permitted under Section 4(m) hereof; and (iv) the subdivision of parcels and the transfer of such parcels or property thereon to one or more Subsidiaries of the Company that become Note Parties pursuant to Section 4(l) hereunder.

(q) Initial Project Development. The Company shall use commercially reasonable efforts to, and to cause its Subsidiaries to, develop the Initial Project in a timely manner.

Section 5. Closing Date. On or prior to the date hereof (the “Closing Date”), the Company certifies that it has satisfied the conditions precedent listed in Annex D hereof.

Section 6. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal (including in respect of the Base Return with respect to the portion of the Loan related thereto) of, or premium, on this Note or any other Note Document and such default shall continue unremedied for a period of two (2) Business Days;

(b) default in the payment when due of interest (other than with respect to any interest paid in the form of a Principal Increase) on or with respect to this Note or any other amount in respect of or in connection with this Note and such default shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any certificate, financial statement or other document required to be delivered in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Note Party shall fail to observe or perform any covenant, condition or agreement applicable to it (i) contained in Section 4(b)(i), Section 4(d), Section 4(f), Section 4(h)(iv) and (v), Section 4(i), Section 4(j), Section 4(k), Section 4(m), Section 4(n), Section 4(o) and Section 4(p) of this Note, or (ii) contained in the Parent Loan Guarantee;

(e) any Note Party shall fail to observe or perform any covenant, condition or agreement contained in this Note (other than those specified in clauses (a) through (d) above) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) any Note Party’s knowledge of the failure and (ii) the receipt by the Company of written notice thereof from the Lender;

16

(f) (i) any Note Party shall fail to make any payment in respect of Indebtedness (except Indebtedness referenced in clause (d) of the definition thereof) in an aggregate principal amount of $30,000,000 or more, in the case of any Note Party when and as the same shall become due and payable, after taking any applicable grace periods and any written waivers of the requisite lenders of such Indebtedness with respect to thereto into account, (ii) any event or condition occurs that results in Indebtedness (except Indebtedness referenced in clause (d) of the definition thereof) in an aggregate principal amount of $30,000,000 or more, in the case of the Company or any of its Subsidiaries (if any) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require any Note Party or to make an offer in respect thereof, after taking any written waivers of the requisite lenders of such Indebtedness with respect to thereto into account.

(g) (i) any settlement or judgment (or order by a Governmental Authority) for the payment of money (as reduced by any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers do not dispute coverage) in excess of $30,000,000 or more, in the case of the Note Parties in the aggregate shall be rendered against any Note Party or paid, unless in the case of any such judgments or orders, within a thirty (30)-day period thereof unless a stay of enforcement of such judgment or order shall be put in and remain in effect and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Note Party to enforce any such judgment; and (ii) any non-monetary judgment or order shall be rendered against any Note Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) any Credit Party pursuant to or within the meaning of the Bankruptcy Code: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors;

(i) a court of competent jurisdiction enters an order or decree under any provision of the Bankruptcy Code that: (A) is for relief against any Credit Party in an involuntary case; (B) appoints a custodian of any Credit Party for all or substantially all of the property of any Credit Party; or (C) orders the liquidation of any Credit Party; and the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(j) any Note Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of any Note Document), or any Credit Party, or any Person acting on behalf of any Credit Party, denies or disaffirms its obligations under any Note Document;

17

(k) the Note Documents cease to create a valid and perfected Lien of the priority required thereby on any material portion of the collateral purported to be covered thereby, except to the extent permitted by the terms of the Note Documents, or any Credit Party shall so state in writing;

(l) a Change of Control occurs;

(m) (i) a material breach by any party to or material default under any Material Project Document has occurred after taking any applicable grace periods into account or (ii) a Material Project Document shall terminate or cease for any reason to be in full force and effect; and

(n) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

In the case of an Event of Default other than one described in Section 6(h) or Section 6(i), at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Company, (i) declare the Loan and this Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable (together with accrued interest thereon), including an amount sufficient to achieve the Base Return with respect to the portion of the Loan related thereto, and all fees and other obligations of the Company accrued hereunder and under the other Note Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Company; and in case of an Event of Default described in Section 6(h) or Section 6(i), the principal of the Loan then outstanding (together with accrued interest thereon), including an amount sufficient to achieve the Base Return then applicable with respect to the portion of the Loan related thereto then applicable and all fees and the other obligations of the Company accrued hereunder and under the other Note Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

In the event the Secured Obligations are reinstated for any reason, it is understood and agreed that the Secured Obligations shall be subject to the Base Return Principle and the Company are required to pay amounts necessary to achieve the Base Return with respect to the portion of the Loan related thereto in accordance with the Note Documents. For avoidance of doubt, the obligations of the Company to pay amounts to achieve the Base Return with respect to the portion of the Loan related thereto shall also be payable in the event the Secured Obligations (and/or this Note) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.

THE COMPANY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY AMOUNT DUE TO ACHIEVE THE BASE RETURN WITH RESPECT TO THE PORTION OF THE LOAN RELATED THERETO.

18

The Company expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Base Return Principle is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) as established by the Base Return Principle, the obligation of the Company to pay amounts necessary to achieve the Base Return with respect to the portion of the Loan related thereto in accordance with the Note Documents is incurred on the date hereof (subject to subsequent extensions of credit by the Lender) and part of the Secured Obligations on the date hereof (as increased by subsequent extensions of credit by the Lender) and in all events shall be part of the Secured Obligations; (iii) the amounts payable to achieve the Base Return with respect to the portion of the Loan related thereto shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iv) there has been a course of conduct between the Lender and the Company giving specific consideration in this transaction for such agreement to achieve the Base Return with respect to the portion of the Loan related thereto; and (v) the Company shall each be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Company expressly acknowledges that its agreement to pay amounts to the Lender necessary to achieve the Base Return with respect to the portion of the Loan related thereto to the Lender as herein described is a material inducement to the Lender to provide the extensions of credit under this Note.

In the case of the occurrence of an Event of Default, the Lender will have all other rights and remedies available at law and equity.

Section 7. Indemnity; Expenses. The Company shall indemnify Lender, and Lender’s affiliates, directors, officers, employees, agents, partners and advisors (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of this Note, the Note Documents, the performance by the parties hereto of their respective obligations under this Note, the Note Documents or the consummation of the transactions or any other transactions contemplated by this Note, the Note Documents or (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or its Subsidiaries or Parent against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Document, if the Company or its Subsidiaries or Parent thereof has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Company, Parent or any Affiliate therefore and that is brought by such Indemnitee against another Indemnitee. The obligations of the Company under this paragraph shall survive the Payment in Full of the Note.

19

The Company shall (regardless of whether the Closing Date occurs), pay (a) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable and documented fees, charges and disbursements of their counsel and other consultants, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the extensions of credit provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Lender as to the rights and duties of the Lender with respect thereto) of this Note and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all costs, expenses, assessments and other similar charges incurred by the Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Note or any Note Documents or any other document referred to therein and (c) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel or other consultants for agents or Lender, in connection with the enforcement or protection of their rights in connection with this Note or any other Note Document, including their rights under this Section 7, or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loan (it is understood that, if any Credit Party fails to perform any covenant or agreement contained herein or in any other Note Document, the Lender may itself, but shall have no obligation to do so, perform or cause performance of such covenant or agreement, and the expenses of the Lender incurred in connection therewith shall be reimbursed on demand by the Company).

Section 8. Miscellaneous.

(a) The Company, for itself and its successors and assigns, hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands (other than demand for payment) in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note. The liability of the Company hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder hereof, including, but not limited to any extension of time, renewal, waiver or other modification. Any failure of the holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Any waiver of any provision of this Note or any other Note Document or consent to any departure by any Note Party therefrom shall be effective only in the specific instance and for the purpose for which given. Lender or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.

(b) This Note and the other Note Documents may only be changed, modified or terminated or have any of its provisions waived by an agreement in writing signed by the parties hereto or thereto. In addition, notwithstanding the foregoing, the Lender, with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), may amend, modify or supplement any Note Document in order to (a) grant, perfect, protect, expand or enhance any security interest in any Collateral or additional Property to become Collateral, (b) add, supplement or modify any collateral agency provisions to the extent needed in connection with the appointment of a collateral agent after the Closing Date and (c) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Note Document.

20

(c) This Note shall remain in full force and effect for all purposes, including the consideration of any Rollover Loans or Additional Loans pursuant to Section 2(j) hereunder, notwithstanding any prepayment in full of the Loan or the Payment in Full of this Note. Upon Payment in Full of this Note, this Note may be terminated by delivery of a written notice from either the Company or the Lender to the other party; provided that such termination shall not affect any rights or obligations that expressly survive the Payment in Full of this Note (including, without limitation, indemnification and expense reimbursement obligations) or, unless otherwise specified by the Company or the Lender, the uncommitted nature of any Rollover Loans or Additional Loans that the Lender may, in its sole discretion, elect to approve thereafter.

(d) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic communication at the address set forth herein or at such other addresses as any party shall have specified to the other parties in writing. All notices and other communications given to any party hereto in accordance with the provisions of this Note or the other Note Documents shall be deemed to have been given on the date of receipt.

(e) This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within that state. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof. This Note shall bind the Company and its successors and assigns. This Note may not be assigned or transferred by the Company without the prior written consent of the Lender. The Lender reserves the right to assign or sell participations in the Note to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Company previously received by Lender, subject to confidentiality requirements. The Company’s consent to such assignment or participation is hereby deemed granted. Lender and each of its assigns shall be an express third party beneficiary under this Note with direct rights to enforce, or exercise rights, make claims or seek remedies under, this Note.

The Company shall maintain at one of its offices at 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219 a copy of each assignment of the Note delivered to it and a register for the recordation of the names and addresses of the Lender, and the commitments of, and principal amounts (and stated interest) of the Loan owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Note. The Register shall be available for inspection by the Company and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

If Lender sells a participation, Lender, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Note Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Note notwithstanding any notice to the contrary.

21

THE COMPANY AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY ARBITRATION PROCEEDING PURSUANT HERETO SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE COMPANY CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE COMPANY AT ITS ADDRESS SET FORTH BELOW OR TO ANY OTHER ADDRESS AS MAY APPEAR IN LENDER’S RECORDS AS THE ADDRESS OF THE COMPANY.

IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, LENDER AND THE COMPANY WAIVE TRIAL BY JURY, AND COMPANY ALSO WAIVES (I) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

(f) The Company hereby authorizes Lender and any other holder of an interest in this Note to disclose confidential information relating to the financial condition or operations of the Company and/or its Subsidiaries and/or the Parent (i) to any director, officer, employee, affiliate, permitted actual or prospective participant, permitted assignee or transferee of Lender or any such holder, (ii) to legal counsel, accountants, insurer, re-insurer, insurance broker and other professional advisors to Lender or any such holder, (iii) to regulatory officials, (iv) as requested or required by law, regulation, or legal process or (v) in connection with any legal proceeding to which Lender or any such holder is a party.

Section 9. Non-Recourse. Lender acknowledges and agrees that Lender’s sole right of recovery pursuant to this Note shall be limited to the Credit Parties solely to the extent set forth in the Note Documents defined therein, and Lender shall not have any right, remedy, claim or any other recourse against any Non-Recourse Party.

[signature pages follow]

22

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed.

COMPANY:

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

NOTICES:

If to the Company, to:

APLD DevCo LLC

3811 Turtle Creek Blvd., Suite 2100

Dallas, TX 75219

Attention: Saidal Mohmand

Phone: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100

Dallas, TX 75219

Attention: General Counsel

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven Siesser, Esq.

Phone: [***]

Email: [***]

If to Lender, to:

Macquarie Equipment Capital, Inc.

660 Fifth Avenue

New York, New York 10103

Attention: SAF Operations; Aaron Jenkins and Joshua Stevens

Phone: Aaron Jenkins: [***]; Joshua Stevens: [***]

Email: [***]; [***]

23

ANNEX A: DEFINITIONS

1. Definitions

[***].

“Additional Loans” has the meaning assigned to such term in Section 2(j).

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) another Person that directly or indirectly owns or holds ten percent (10.0%) or more of any class of Equity Interests with voting power in the specified Person or (c) any officer, director, manager or partner of the specified Person. It is understood that no Lender or any of its Affiliates shall be considered to be an Affiliate of the Company.

“AML Laws” means all laws, rules, and regulations of any jurisdiction concerning the prevention of money laundering, including the USA PATRIOT Act.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Margin” means a rate equal 8.0 % per annum.

“Base Return” means, as of any date of determination,

(a) in respect of the First Draw, the return on capital of the Lender as calculated pursuant to clause (a) of the definition of “Multiple on Invested Capital” with respect to the First Draw (or, in the case of any partial repayment, the portion thereof then being repaid) and will be achieved if the Multiple on Invested Capital with respect to the First Draw (or, in the case of any partial repayment, the portion thereof then being repaid) as of such date equals 1.25:1.00; provided that if a prepayment or Payment in Full of this Note occurs, the Multiple on Invested Capital required to achieve the Base Return with respect to the First Draw shall be reduced to (i) on or prior to the date that is four (4) months after the date on which the First Draw is funded, then with respect to the amount prepaid or the prepayment achieving Payment in Full, 1.06:1.00 or (ii) after the date that is four (4) months after the date on which the First Draw is funded but prior to the date that is twelve (12) months after the date on which the First Draw is funded, then with respect to the amount prepaid or the prepayment achieving Payment in Full, 1.10:1.00;

(b) in respect of the Second Draw, the return on capital of the Lender as calculated pursuant to clause (a) of the definition of “Multiple on Invested Capital” with respect to the Second Draw (or, in the case of any partial repayment, the portion thereof then being repaid) and will be achieved if the Multiple on Invested Capital with respect to the Second Draw (or, in the case of any partial repayment, the portion thereof then being repaid) as of such date equals 1.25:1.00; provided that (1) if the Second Draw is funded within six (6) months of the date on which the First Draw is funded and a prepayment or Payment in Full of this Note occurs at any time thereafter, the Multiple on Invested Capital required to achieve the Base Return with respect to the Second Draw shall be reduced to (i) on or prior to the date that is four (4) months after the date on which the Second Draw is funded, then with respect to the amount prepaid or the prepayment achieving Payment in Full, 1.06:1.00 or (ii) after the date that is four (4) months after the date on which the Second Draw is funded but prior to the date that is twelve (12) months after the date on which the Second Draw is funded, then with respect to the amount prepaid or the prepayment achieving Payment in Full, 1.10:1.00, and (2) if the Second Draw is funded more than six (6) months after the date on which the First Draw is funded and a prepayment or Payment in Full of this Note occurs at any time thereafter, the Multiple on Invested Capital required to achieve the Base Return with respect to the Second Draw shall be reduced to, after the date that is six (6) months after the date on which the First Draw is funded but prior to the date that is twelve (12) months after the date on which the First Draw is funded, then with respect to the amount prepaid or the prepayment achieving Payment in Full, 1.10:1.00;

24

(c) in respect of any Rollover Loans or any Additional Loans, the return on capital of the Lender shall be determined by mutual agreement of the Lender and the Company.

“Base Return Principle” has the meaning set forth in the definition of “Secured Obligations”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Change of Control” means (i) Intermediate Holdings shall fail to own and control, directly or indirectly, beneficially and of record, Equity Interests in the Company or any Guarantor representing 100% on a fully diluted basis of (A) the aggregate ordinary voting power and economics interests and (B) the aggregate equity value represented by the issued and outstanding Equity Interests of the Company or such Guarantor or (ii) Parent shall fail to own and control, directly or indirectly, beneficially and of record, Equity Interests in Intermediate Holdings, the Company or any Guarantor representing 100% on a fully diluted basis of (A) the aggregate ordinary voting power and economics interests and (B) the aggregate equity value represented by the issued and outstanding Equity Interests of Intermediate Holdings, the Company or such Guarantor.

“Closing Date” has the meaning assigned in Section 5.

“Collateral” has the collective meaning assigned thereto in the Guarantee and Security Agreement.

“Company” means APLD DevCo LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the power to elect a majority of the directors, managers, trustees or equivalent of a Person, as the case may be.

25

“Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliates” means, with respect to Lender, any fund, investment vehicle or other Person (other than a natural person) that (i) is organized by Lender or an Affiliate of Lender for the purpose of making equity investments in one or more companies and (ii) is controlled by or is under common control with Lender or such Affiliate of Lender. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Credit Parties” means the Parent, Intermediate Holdings, the Company, and each Subsidiary of the Company (if any) or any of the foregoing as the context requires.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there is no portion of the Loan or other obligations hereunder outstanding.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including both preferred and common equity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, the regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company or any Credit Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

26

“Events of Default” has the meaning assigned in Section 6.

“Excepted Liens” means:

(a) Liens for taxes, assessments or other governmental charges or levies which are (i) not delinquent or (ii) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) in the case of the Company, statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction, operation, repair, restoration or improvement of the Initial Project, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or in respect of which bonds otherwise in an amount sufficient to repay the underlying obligation of such Liens shall have been obtained and remain in full force and effect;

(d) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms (pursuant to a depository institution’s standard documentation that is provided to its customers generally) relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Credit Party to provide collateral to the depository institution; and

(e) in the case of the Company, encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use or operation of such property in the ordinary course of business of the Company and its Subsidiaries (if any) or the value thereof or the validity, perfection or priority of the Liens granted under the Security Documents; provided, further, that (x) Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Lien granted in favor of the Lender is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) in no event shall “Excepted Liens” secure Indebtedness of the type specified in clauses (a) and (b) of the definition of “Indebtedness”.

27

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of Lender having a present or former connection to the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Notes Document, or sold or assigned an interest in this Note or any Note Documents); (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2(c)(iii) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any international, foreign, federal, state and local law, treaties, statute, code, ordinance, order, determination, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether formerly, now or hereinafter in effect, including environmental laws and occupational, safety and health standards or controls, of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by the Company, Intermediate Holdings, and each Subsidiary of the Company (if any), dated as of the date hereof, in form and substance satisfactory to the Lender.

28

“Guarantor” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Hazardous Material” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any environmental law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any environmental law, or (d) the discharge or emission or release of which requires a permit or license under any environmental law or other governmental approval, or which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic.

“Indebtedness” means, for any person, the sum of the following (without duplication): (a) all obligations of such person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such person (whether contingent or otherwise) in respect of letters of credit (other than letters of credit where the Company or any of its Affiliates are named as applicants or co-applicants, provided that neither the Company nor any other Note Party has any liability, obligation or reimbursement responsibility in respect of drawings thereunder, whether direct or contingent, nor grants any Lien nor provides any guarantee in connection therewith), bank guarantees, surety or other bonds and similar instruments; (c) all accounts payable and other accrued expenses, liabilities or other obligations of such person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not past due for more than ninety (90) days after the date of invoice); (d) in respect of any capital lease of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such person, whether or not such Indebtedness is assumed by such Person, provided that, if such person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the greater of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered Property; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such person or in which such person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such person, i.e., take-or-pay and similar obligations; (j) any Indebtedness of a partnership for which such person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock); and (l) net obligations under hedging agreements. The Indebtedness of any person shall include all obligations of such person of the character described above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such person under GAAP.

29

“Initial Lease” means a commercial lease agreement between the Company or one of its Subsidiaries and an investment grade tenant that is rated at least BBB- by S&P or an equivalent Moody’s rating as of the time of execution of such commercial lease agreement and is not an Affiliate of the Parent.

“Initial Lease Execution” means the date on which the Initial Lease is duly executed by the parties thereto.

“Initial Project” means the hyperscale data center facility being developed and constructed by the Company and its Subsidiaries on the Initial Properties for the Letter of Intent Party.

“Initial Properties” means those certain parcels of real property as described in Exhibit A attached hereto.

“Intermediate Holdings” means APLD Intermediate HoldCo LLC, a Delaware limited liability company.

“Letter of Intent” means that certain Exclusivity Agreement, dated as of October 3, 2025 and as amended from time to time, by and between the Parent and a U.S.-based investment grade hyperscaler (the “Letter of Intent Party”).

“Letter of Intent Party” has the meaning set forth in the definition of “Letter of Intent”.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, adverse ownership interest, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Note Parties, taken as a whole, or the Initial Project, (b) the ability of any Credit Party to perform its obligations under any Note Document to which it is a party, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Lender under any Note Document.

30

“Material Project Document” means any lease agreement (or equivalent agreement) entered into in respect of the Initial Project by the Note Parties, any electric services agreement entered into by the Note Parties with a utility relating to power services at the Initial Project, any other material agreement for utilities entered into by the Note Parties, and any material construction contract related to the Initial Project entered into by the Note Parties, including any GMP contract and any purchase orders relating to power supply equipment.

“Monthly Date” means the last Business Day of each calendar month.

“Mortgage” means, with respect to each of the Initial Properties, a first priority Construction Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Rents and Leases with Deficiency Rights executed and delivered by the Company to the Lender, as security for the Secured Obligations and encumbering each parcel of real property, the improvements thereon and all personal property owned by the Company and encumbered by a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple on Invested Capital” means, as of the date of any determination, the ratio of (a) the sum, without duplication, of (i) the aggregate amount of principal payments and amounts previously paid in cash, in each case in respect of the Note, in order to achieve the Base Return from the Closing Date through the date of determination by the Company in respect of the Loan, (ii) the aggregate amount of interest payments and commitment fees paid in cash, in each case in respect of the Note, from the Closing Date through the date of determination by the Company in respect of the Loan (other than any Post-Default Rate interest), and (iii) the aggregate amount of any upfront fees received by the Lender in cash in each respect of the Loan on the Closing Date or thereafter to (b) the aggregate principal amount of the Loan (including any Principal Increase) funded and/or made available by the Lender from the Closing Date through such date of determination (without giving effect to any net funding in respect of any such Loan). For the avoidance of doubt, the calculation of Multiple on Invested Capital shall, in no event, take into account (x) any fees (other than the upfront fees as specified above) payable to the Lender, any syndication, co-investment, administration and similar fees or any other costs, fees, or third-party costs associated with any agent and/or the Lender’s evaluation, negotiation, or execution of the Note Documents or the monitoring or performance of any obligations under such Note Documents, regardless of whether such costs, fees or third-party costs are net funded from the proceeds of the Loan funded to the Company and (y) any Post-Default Rate interest. For purposes of determining whether the Base Return is achieved with respect to any repayment of any portion of the Loan (including any Draw), the Multiple on Invested Capital shall be calculated by including in clause (a) only amounts attributable to such portion of the Loan (or such Draw) and by including in clause (b) only the corresponding principal amount of the Loan (or such Draw) funded in respect of such portion.

“New Facility” has the meaning set forth in Section 2(j).

“Non-Recourse Party” means, with respect to the Note Parties, any of the Note Parties’ former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates (other than a Note Party), members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate (other than a Note Party), member, manager, general or limited partner, or assignee of any of the foregoing).

31

“Note” has the meaning assigned in the preamble hereto.

“Note Documents” means this Note, the Security Documents, the Parent Loan Guarantee, any agreement, instrument or certificate required to be delivered under this Note or the other Note Documents by or on behalf of the Parent, Intermediate Holdings, or the Note Parties and each other document designated as a Note Document thereunder.

“Note Parties” means Intermediate Holdings, the Company and the Subsidiaries of the Company (if any).

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws and any shareholders agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity and (d) any equivalent or comparable constitutive documents with respect to such entities in the jurisdiction of its formation or organization.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise, property or value added taxes, or similar charges or levies which arise from any payment made under this Note.

“Parent” means Applied Digital Corporation, a Nevada corporation.

“Parent Loan Guarantee” means the Parent Guarantee made by the Parent in favor of the Lender, in form and substance satisfactory to the Lender.

“Participant Register” has the meaning set forth in Section 8(d).

“Payment in Full” means (a) the principal of the Loan (including amounts sufficient to achieve the Base Return) and premium (if any) on and interest on each Loan and all fees payable under the Note Documents and all other amounts then due and payable under the Note Documents shall have been paid in full in cash (other than contingent indemnification obligations for which notice of a potential claim has not been given) and (b) all other Secured Obligations (other than contingent indemnification obligations for which notice of a potential claim has not been given) shall have been paid in full in cash.

32

“Permitted Tax Distributions” means, for any taxable year (or portion thereof) beginning after the Closing Date for which the Company is treated as a pass-through entity or a member of a consolidated, unitary or combined group for federal, state and/or local income Tax purposes, distributions by the Company to its owner in an amount equal to the lesser of (A) the product of (i) the cumulative aggregate net taxable income attributable to the Company and its Subsidiaries’ assets and operations for all Tax periods of the Company through the date of determination and (ii) the combined, marginal U.S. federal, state, and local income tax rate applicable to a corporation that does business for Tax purposes in a jurisdiction in which the Company does business, separately determined with respect to each amount described in clause (i) for each fiscal year of the Company with respect to which such amount was incurred (taking into account any carryovers and carrybacks of tax attributes, such as net operating losses, attributable to the Company and its Subsidiaries’ assets and operations) and (B) the net amount of the relevant Tax that the Company’s owner actually owes to the appropriate Tax authority; provided that, any amounts distributed hereunder shall be without duplication of any such taxes paid or withheld by the Company with respect to the same taxable income. Permitted Tax Distributions may be made in a manner that reflects estimated Tax payments dates. Where Permitted Tax Distributions are made in a manner that reflects estimated Tax payment dates, such payments shall be based upon a reasonable estimate of the assumed Tax liability, and where such estimate varies from what the actual assumed Tax liability would have been for a tax year, subsequent Permitted Tax Distributions will be adjusted to reflect such variance.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” has the meaning assigned in Section 2(e).

“Property” means any interest in any kind of property, right or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights, intellectual property and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired, which shall include, upon acquisition thereof, the Initial Properties.

“Qualifying Preference Share Issuance” means the issuance of preference shares by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries shall receive net cash proceeds in an aggregate amount not less than $100,000,000 for purposes of developing the Initial Project.

“Register” has the meaning set forth in Section 8(d).

“Restricted Payment” means (a) the payment of any dividend or making of any other payment or distribution (whether in cash, securities or other property) on account of the Company’s Equity Interests or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such, (b) the purchase, redemption, acquisition, retirement for value, acquisition, cancellation or termination of the Company’s Equity Interests, (c) any payment or distribution (whether in cash, securities or other property) on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), (d) any payment (in cash, property or obligations other than any Equity Interests in the Company) with respect to principal or interest on or any other payment or distribution on account of or any payment for, the purchase, redemption, retirement or other acquisition of, shareholder loans or (e) any management fee or equivalent and any bonus or premium or other amount payable by or on behalf of the Company and its Subsidiaries (if any) to any affiliate of the Company (other than the Company or its Subsidiaries (if any)).

33

“Rollover Amount” has the meaning set forth in Section 2(j).

“Rollover Loans” has the meaning set forth in Section 2(j).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any comprehensive country-wide or territory-wide Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, Kherson, the so- called Luhansk People’s Republic and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means at any time, any Person (a) identified on any Sanctions-related list of designated persons, (b) operating, organized or resident in a Sanctioned Country, or (c) directly or indirectly owned fifty percent (50%) or more or controlled by one or more Persons described in the foregoing clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means (a) any and all amounts owing or to be owing (including any Principal Increase and any interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Company or the Parent (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Lender under any Note Document or paid on behalf of any Note Party by the Lender or any of their Affiliates and (b) all renewals, restatements, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal or premium (if any) of and interest on the Loan (including, without limitation, interest accruing at the then-applicable rate provided in this Note after the maturity of the Loan and interest accruing at the then-applicable rate provided in this Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Company or any other Note Party, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Note and the other Note Documents. It is understood that “Secured Obligations” shall include, without limitation, the obligation of the Note Parties to pay amounts under the Note Documents necessary for the Lender to achieve the Base Return and that such obligation exists as of the date of this Note and in all events prior to the time when the Loan is accelerated by operation of law or otherwise become due as a result of bankruptcy or insolvency related event, Event of Default or similar event (this sentence, the “Base Return Principle”).

34

“Secured Parties” means the Lender and each Indemnitee.

“Security Documents” means the Guarantee and Collateral Agreement, all account control agreements for the benefit of the Secured Parties with respect to the accounts of the Note Parties, the Mortgages, each other security agreement and guaranty, in form and substance reasonably satisfactory to the Lender, entered into or made by the Company, the Parent, Intermediate Holdings, or any other Note Party in favor of the Lender for the benefit of the Secured Parties securing the Secured Obligations and/or guaranteeing all or part of the Secured Obligations.

“Solvent” means, with respect to any Person(s) as of any date, that (a) the value of the assets of such Person(s) (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person(s) as of such date, (b) as of such date, such Person(s) is able to pay all liabilities of such Person(s) as such liabilities mature, and (c) as of such date, such Person(s) does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV Sale” means the sale, transfer or disposition of all of the Equity Interests in [***] to an Affiliate of the Parent (other than the Company or any Subsidiary thereof); provided that (i) such disposition occurs within 7 months following the Closing Date, (ii) the proceeds of such sale are to be deposited promptly upon consummation of the sale in the bank account listed in Annex C until applied in accordance with Section 2(f)(vi) and (iii) either (A) the consideration for such disposition shall consist solely of cash in an amount equal to 100% of the purchase price and all net cash proceeds from such disposition are applied in the manner and within time periods described in Section 2(f)(vi) and shall be in at least an amount sufficient to achieve Payment in Full or (B) if approved in the sole discretion of Lender, the proceeds of any such disposition, may be concurrently invested in an another wholly owned domestic Subsidiary of the Company for the purpose of financing operations at a New Facility, subject to satisfaction of the conditions with respect to any Rollover Loans set forth in Section 2(j) hereof, and such other conditions as the Lender may require.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, Subsidiary means a Subsidiary of the Company.

35

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by the Company pursuant to this Note imposed by any Governmental Authority. For the avoidance of doubt “Taxes” as defined in this paragraph do not include net income taxes imposed on the Lender by reason of this Note.

“Title Company” means a nationally-recognized title insurance company reasonably acceptable to the Lender.

“Title Insurance Policy” means one or more policies of title insurance (or marked up unconditional title insurance commitments having the effect of a policy of title insurance) for which all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of the such policy have been paid insuring the Lien of each such Mortgage as a valid first mortgage on the Initial Properties and fixtures described therein in an aggregate amount across the Initial Properties, at all times, equal to 100% of the consolidated Indebtedness of the Company and its Subsidiaries (if any), which policies (or such marked up unconditional title insurance commitments) shall (w) effect coverage against insurable losses from existing mechanics’ or materialmen’s liens and subsequent mechanics’ and materialmen’s liens which may gain priority over the Mortgages, either without exception for mechanics’ and materialmen’s liens or containing future endorsements pursuant to ALTA 32-06 and 33-06 title endorsements, as applicable, (x) be issued by the Title Company, (y) have been supplemented by such endorsements as shall be reasonably requested by the Lender (including, but not limited to, endorsements on matters relating to zoning, usury, first loss, doing business, public road access, survey, contiguity, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants, conditions and restrictions (to the extent applicable and available at commercially reasonable rates)), and (z) contain no exceptions to title other than Liens permitted hereunder.

“Transformers” shall mean the two (2) 345/34.5 kV, 263 MVA Power Transformers manufactured, assembled, and warrantied by Siemens.

“Withdrawal Liability” means shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

2. Terms Generally; Rules of Construction.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Note Documents), (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to the restrictions contained in the Note Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) unless otherwise specified, any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Note, (g) any reference to amounts “deposited” into or “on deposit” in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (j) all references to currencies and to amounts payable, requested or funded hereunder and under the other Note Documents shall be to United States dollars. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Lender and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Lender and the other Secured Parties. No provision of this Note or any other Note Document shall be interpreted or construed against any person because such person or its legal representative drafted such provision.

36

ANNEX B – OWNERSHIP CHART

[***]

ANNEX C - ACCOUNT

[***]

ANNEX D - CLOSING DATE CONDITIONS PRECEDENT

1.	Officer’s Certificate
2.	Resolutions; Certified Charters; Incumbency Certificates
3.	Good Standings
4.	Lowenstein Opinion (re Note Documents)
5.	Snell & Wilmer LLP Opinion (re Note Documents)
6.	Solvency Certificate
7.	Satisfactory documentation for formation of the Company, Intermediate Holdings, and Parent, including limited liability company agreements, operating agreements, bylaws, or other organizational documents, as applicable, and satisfactory resolutions or amendments to such organizational documents
8.	UCC-1 filings required by Security Documents; Lien searches
9.	Borrowing Request and Closing Certificate (re Reps and Warranties and Material Project Documents)
10.	Certified copies of all Material Project Documents
11.	All representations and warranties being true
12.	No Default or Event of Default

EXHIBIT A

See attached.